A.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                             U.S.NEUROSURGICAL, INC.
                  --------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value, $0.01 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    90336K101
                            ------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[ ]      Rule 13d-(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages



                                  SCHEDULE 13G

-------------------                                        -----------------
CUSIP No. 90336K101                                        Page 2 of 6 Pages
-------------------                                       ------------------
===========================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen Holding Inc.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                          (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
              0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
                  0
--------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,902,000 shares of Common Stock
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                   [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              22,98%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            HC
===========================================================================

                                  SCHEDULE 13G
-------------------                                   --------------------
CUSIP No. 90336K101                                      Page 3 of 6 Pages
-------------------                                   --------------------
===========================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen & Company Incorporated
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                          (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
5  SOLE VOTING POWER

---------------------------------------------------------------------------
6  SHARED VOTING POWER
              0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER

---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
              0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,902,000 shares of Common Stock
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                             [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  22,98%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            BD; CO
===========================================================================

                                                               Page 4 of 6 Pages
                                  SCHEDULE 13G

         The Reporting Persons became owners of the Issuer's Common Stock listed in Item 4 on September 17, 1999. The Reporting Persons are therefore filing this Schedule 13G as an initial filing.

Item 1.
                  (a)      Name of Issuer:

                           U.S. NEUROSURGICAL, INC.

                  (b)      Address of Issuer's Principal Executive Office:

                           2400 Research Boulevard
                           Suite 325
                           Rockville, MD, 20850

Item 2.           Name of Person Filing

                  (a)      Name of Person Filing:

                           Allen & Company Incorporated ("ACI")
                           Allen Holding Inc.("AHI")

                  (b)      Address of Principal Office:

                           711 Fifth Avenue
                           New York, New York 10022


(c) Citizenship/Organization:

                           ACI - New York
                           AHI - Delaware

                  (d)      Title Class of Securities:

                           Common Stock, par value, $.01 per share

                   (e)     CUSIP Number:  90336K101


Item 3.           If Statement is filed pursuant to Rules 13(d)-1(b) or
                    13d-2(b), check whether Person Filing is a

                  (a)      [X]      ACI is a Broker-Dealer registered under
                                   Section 15 of
                                     the Act.
                  (b)      [X]      AHI is a parent holding company in
                                   accordance with Rule 13d-1(b)(ii)(G).

                                                               Page 5 of 6 Pages

Item 4.           Ownership.

                  (a)      Amount Beneficially Owned:
                           1,902,000 shares of common stock

                  (b)      Percent of Class:  22,98%

                  (c)      Number of Shares to Which Such Person Has:
                             (i)  Sole voting power - 1,902,000
                            (ii)  Shared voting power -  0
(iii)                             Sole dispositive power - 1,902,000
                            (iv) Shared dispositive power - 0

Item 5.           Ownership of Five Percent or Less of a Class.
                  Not Applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.
                  Not Applicable.

Item 7.           Identification and Classification of Members of the Subsidiary
                    Which Acquired the Securities Being Reported on by the Parent Holding Company.
                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  Not Applicable.

Item 10.          Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                           Page 6 of 6 Pages

Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


ALLEN & COMPANY INCORPORATED

       /s/ Kim Wieland
By:-----------------------------
Name:  Kim Wieland
Title: Managing Director


ALLEN HOLDING INC.

         /s/ Kim Wieland
By:----------------------------
Name:  Kim Wieland
Title: Managing Director

         Exhibit A

OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED

                                                        Principal Occupation

                              Business         (i.e., Position with

              Name xx         Address          Allen & Company Incorporated)



         Herbert A. Allen        x             President, Managing Director,

                                               Director, Chief Executive Officer



         Herbert A. Allen III    x             Vice President, Director



         Grace Allen             x                   Director



         Glenn A. Andreas III    x                   Vice President - Elect



         Eran S. Ashany          x                   Vice President, Director



         Edmund M. Bleich        x                   Vice President



         Jay B. Bockhaus         x                   Vice President- Elect



         Denise Calvo-Silver     x                   Vice President, Director



         Dominick J. Cantalupo   x                  Co-Chief Operations Officer,

                                                     Vice     President



         Marvyn Carton           x                   Director - Emeritus



         Robert H. Cosgriff      x                 Chief Administrative Officer,

                                                     Executive Vice President,

                                                    Managing Director, Director



         Richard M. Crooks, Jr.  x                   Director



         Thalia V. Crooks        x                   Vice President, Director



         Mary L. Cullen          x                   Vice President, Secretary,
                                                     Director



         Robert Dean             x                   Vice President, Director



         Orin F. Devereux        x                   Vice President, Director



         Daniel Englander        x                   Vice President - Elect

                                                     Principal Occupation

                              Business               (i.e., Position with

         Name xx              Address              Allen & Company Incorporated)



         Rosemary Fanelli        x                   Chief Compliance Officer,

         Vice President -Elect



         Howard M. Felson        x                   Assistant Secretary,

                                                     Vice President, Controller



         Anthony J. Ferrante     x                   Treasurer



         Richard Fields          x                   Executive Vice President,
                                                     Managing Director, Director



         Shana Fisher            x              Director, Vice President - Elect



         Paul A. Gould           x            Executive Vice President, Managing

                                                     Director, Director



         John Griffen            x                   Vice President + Elect



         George N. Jeppson       x                   Vice President - Elect



         John H. Josephson       x                   Vice President, Director



         Clarke R. Keough         x                  Vice President, Director



         Donald R. Keough        x                Chairman of the Board,Director



         Kaveh A. Khosrowshahi   x                   Vice President, Director



         LeRoy Kim               x                   Vice President



         Neal Kopp               x                   Vice President



         Terry Allen Kramer      x                   Director



         Robert J. Kurz          x                   Vice President



                                                 Principal Occupation

                              Business           (i.e., Position with

         Name xx              Address            Allen & Company Incorporated)



         Andreas L. Lazar        x               Vice President - Elect



         Dan W. Lufkin           x               Special Advisor to the Board of

                                                   Directors



         Robert A. Mackie        x               Executive Vice President,

                                                 Managing Director, Director



         James C. Maiden, Jr.    x               Vice President



         Terence C. McCarthy     x               Co-Chief Operations Officer,
                                                 Vice     President



         Kenneth L. Miltenberger x               Chief Technology Officer



         Terrence Morris         x               Vice President



         Brian J. Murphy         x               Vice President, Director



         Louis J. Mustacchio     x               Vice President



         Walter T. O'Hara, Jr.   x            Executive Vice President, Managing

                                                 Director, Director



         Nancy B. Peretsman      x            Executive Vice President, Managing

                                                 Director, Director



         Patrick S. Perry        x               Vice President, Director



         Eugene Protash          x            ice President, Assistant Secretary



         James W. Quinn          x               Director, Vice President

                                                 Secretary



         James S. Rubin          x               Vice President - Elect



         Daniel J. Sapadin       x               Vice President - Elect

                                                 Principal Occupation

                              Business           (i.e., Position with

         Name xx              Address            Allen & Company Incorporated)







         Philip D. Scaturro      x            Executive Vice President, Managing

         Director, Director



         Mary Schuyler           x               Vice President



         John A. Schneider       x            Executive Vice President, Managing

         Director, Director



         Daniel Selmonosky       x               Vice President, Director



         Enrique F. Senior (Cuban)x           Executive Vice President, Managing

                                                 Director, Director



         Joseph E. Sheehan        x              Vice President



         Andrew Shpiz             x              Vice President

                                                          Principal Occupation

                              Business           (i.e., Position with

         Name xx              Address            Allen & Company Incorporated)



         Stanley S. Shuman       x            Executive Vice President, Managing

                                                 Director, Director



         John M. Simon           x            Executive Vice President, Managing

                                                 Director, Director



         Kenneth M. Siskind      x               Vice President - Elect



         Peter Supino            x               Vice President - Elect



         Everett K. Wallace      x               Vice President - Elect





         Dennis J. Warfield      x             Vice President, Chief Information

                                                 Officer



         Daniel Weidlein         x               Vice President - Elect



         Kim M. Weiland          x            Executive Vice President, Managing

                                             Director, Director, Chief Financial

                                                 Officer



         Edward D. Weinberger    x               Vice President, Director





         x                 711 Fifth Avenue, New York, New York 10022-3194.



         xx          All the Executive Officers and Directors of Allen & Company

                      Incorporated are U.S. citizens unless otherwise indicated.

                                      OFFICERS AND DIRECTORS

                                       OF ALLEN HOLDING INC.

                                                     Principal Occupation

                              Business               (i.e., Position with

         Name xx              Address                Allen Holding Inc.)



         Herbert A. Allen        x                President, Managing Director,

                                               Director, Chief Executive Officer



         Herbert A. Allen III    x                   Vice President, Director



         Grace Allen             x                   Director



         Glenn A. Andreas III    x                   Vice President - Elect



         Eran S. Ashany          x                   Vice President, Director



         Edmund M. Bleich        x                   Vice President



         Jay B. Bockhaus         x                   Vice President - Elect



         Denise Calvo-Silver     x                   Vice President, Director



         Dominick J. Cantalupo   x                  Co-Chief Operations Officer,

                                                     Vice President



         Marvyn Carton           x                   Director - Emeritus



         Robert H. Cosgriff      x                 Chief Administrative Officer,

                                                     Executive Vice President,

                                                     Managing Director, Director



         Richard M. Crooks, Jr.  x                   Director



         Thalia V. Crooks        x                   Vice President, Director



         Mary L. Cullen          x           Vice President, Secretary, Director



         Robert Dean             x                   Vice President, Director



         Orin F. Devereux        x                   Vice President, Director



         Daniel Englander        x                   Vice President - Elect

                                                  Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address              Allen Holding Inc.)



         Rosemary Fanelli        x                Chief Compliance Officer,

                                                  Vice President -Elect



         Howard M. Felson        x                Assistant Secretary,

                                                  Vice President, Controller



         Anthony J. Ferrante     x                Treasurer



         Richard Fields          x            Executive Vice President, Managing

                                                  Director, Director



         Shana Fisher            x              Director, Vice President - Elect



         Paul A. Gould           x            Executive Vice President, Managing

                                                  Director, Director



         John Griffen            x                Vice President - Elect



         George N. Jeppson       x                Vice President - Elect



         John H. Josephson       x                Vice President, Director



         Clarke R. Keough         x               Vice President, Director



         Donald R. Keough        x              Chairman of the Board, Director,

                                                  Managing Director



         Kaveh A. Khosrowshahi   x                Vice President, Director



         LeRoy Kim               x                Vice President



         Neal Kopp               x                Vice President



         Terry Allen Kramer      x                Director



         Robert J. Kurz          x                Vice President

                                                 Principal Occupation

                              Business          (i.e., Position with

         Name xx              Address           Allen Holding Inc.)



         Andreas L. Lazar        x              Vice President - Elect



         Dan W. Lufkin           x              Special Advisor to the Board of

                                                Directors



         Robert A. Mackie        x              Executive Vice President,

                                                Managing Director, Director



         James C. Maiden, Jr.    x              Vice President



         Terence C. McCarthy     x              Co-Chief Operations Officer,

                                                Vice President



         Kenneth L. Miltenberger x              Chief Technology Officer



         Terrence Morris         x              Vice President



         Brian J. Murphy         x              Vice President, Director



         Louis J. Mustacchio     x              Vice President



         Walter T. O'Hara, Jr.   x           Executive Vice President, Managing

                                                Director, Director



         Nancy B. Peretsman      x            Executive Vice President, Managing

                                                Director, Director



         Patrick S. Perry        x              Vice President, Director



         Eugene Protash          x           Vice President, Assistant Secretary



         James W. Quinn          x              Director, Vice President

                                                Secretary



         James S. Rubin          x              Vice President - Elect



         Daniel J. Sapadin       x              Vice President - Elect

                                                  Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address             Allen Holding Inc.)







         Philip D. Scaturro      x           Executive Vice President, Managing

                                                  Director, Director



         Mary Schuyler           x                Vice President



         John A. Schneider       x            Executive Vice President, Managing

                                                  Director, Director



         Daniel Selmonosky       x                Vice President, Director



         Enrique F. Senior (Cuban) x          Executive Vice President, Managing

                                                  Director, Director



         Joseph E. Sheehan        x               Vice President



         Andrew Shpiz            x                Vice President



                                                 Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address             Allen Holding Inc.)



         Stanley S. Shuman       x            Executive Vice President, Managing

                                                  Director, Director



         John M. Simon           x           Executive Vice President, Managing

                                                  Director, Director



         Kenneth M. Siskind      x                Vice President - Elect



         Peter Supino            x                Vice President - Elect



         Everett K. Wallace      x                Vice President - Elect



         Dennis J. Warfield      x            Vice President, Chief Information

                                                  Officer



         Daniel Weidlein         x                Vice President - Elect



         Kim M. Weiland          x            Executive Vice President, Managing

                                             Director, Director, Chief Financial

                                                  Officer



         Edward D. Weinberger    x                Vice President, Director

           x      711 Fifth Avenue, New York, New York 10022-3194.



          xx All the Executive Officers and Directors of Allen Holding, Inc. are U.S.citizens unless otherwise indicated.